Exhibit 99.1

ADVEXIN® Improves Survival in Recurrent, Refractory Head and Neck Cancer Patients

AUSTIN, Texas--(BUSINESS WIRE)--Introgen Therapeutics, Inc. (NASDAQ:INGN):

Highlights:

  First Phase III Gene Therapy Cancer Trial in the US to Successfully Meet Study Objectives
  Primary and Secondary Efficacy Endpoints Successfully Met, Study Objective Achieved
  p53 Predictive Biomarkers Demonstrate ADVEXIN and Methotrexate Efficacy in Different and Complementary Patients
  Clinical Utility of ADVEXIN in Comparison to Methotrexate Demonstrated

Introgen Therapeutics, Inc. (NASDAQ:INGN) today announced that ADVEXIN® (p53 tumor suppressor therapy) significantly increased survival in end-stage head and neck cancer patients with prospectively identified p53 favorable profiles (7.2 vs. 2.7 months; p<0.0001). In the intent-to-treat (ITT) population, including patients with p53 favorable and unfavorable p53 profiles, ADVEXIN and methotrexate had similar overall survival while ADVEXIN had a superior safety profile. ADVEXIN is designed to restore p53 tumor suppression blocked in the majority of tumors. The compound works differently than other cancer therapies by restoring the effectiveness of p53 proteins to trigger natural tumor suppression mechanisms in cancer, without harming normal cells.

“The increase in survival and tumor response, among the p53 favorable profile patients, highlights the value of developing ‘targeted’ therapy for patients with recurrent, refractory head and neck cancer,” said Jack A. Roth, MD, inventor of ADVEXIN and Professor and Bud Johnson Clinical Distinguished Chair, Department of Thoracic & Cardiovascular Surgery, Section Chief, Thoracic Molecular Oncology, and Director, W.M. Keck Cancer Center for Innovative Cancer Therapies, M.D. Anderson Cancer Center, Houston, TX. “ADVEXIN is an outstanding example of ‘targeted’ therapy” directed at a specific molecular abnormality in cancer cells. These results underscore the effectiveness of personalized therapy by using p53 favorability profiles to select treatment. Simple tests can guide a doctor’s treatment decisions in selecting the most appropriate therapy while potentially avoiding unnecessary and highly toxic drugs.”

Currently, no gene therapy agents have been approved by the FDA. We believe ADVEXIN is the most clinically advanced gene therapy in clinical development in the U.S. Study results will be presented as a late-breaking, oral presentation this week at the American Society for Gene Therapy (ASGT) annual meeting in Boston, Mass. To access the ASGT presentation on Introgen’s web site please visit the Events page at www.introgen.com, the presentation will be posted on Thursday, May 29th.

“End-stage head and neck cancer is a particularly aggressive and deadly disease, with very few effective treatments,” said John Nemunaitis, MD, a principal investigator of the study and medical director, Mary Crowley Medical Research Center at Baylor-Charles A. Sammons Cancer Center in Dallas, TX. “In this trial, ADVEXIN more than doubled survival of patients with favorable p53 profiles compared to unfavorable p53 profile patients. ADVEXIN also demonstrated superior safety compared to methotrexate. If approved, this product would provide significant medical benefit to these seriously ill patients who have failed other treatments.”

Data presented at ASGT (Oral Presentation. Industrial Liaison: Late Stage Industry Sponsored Clinical Trials; titled: “A Phase 3, Multi-center, Open-label, Randomized Study of Adenoviral p53 Gene Therapy (ADVEXIN®) Versus Methotrexate in Patients with Recurrent, Refractory Squamous Cell Carcinoma of the Head and Neck (SCCHN) investigated the clinical benefit of ADVEXIN vs. methotrexate to address an unmet medical need. The topline results presented at the ASGT conference and described in this news release will be part of more complete submission packages, which have not yet been submitted to the FDA or EMEA. These and other data will be the basis for regulatory submissions in the United States and in Europe. The company expects to submit complete regulatory dossiers to both the FDA and EMEA by the end of the June 2008.

Study Design

This phase III, open-label, multicenter, randomized, comparative trial enrolled 123 patients with recurrent squamous cell carcinoma of the head and neck whose cancers were refractory to platinum or taxane chemotherapy. Patients were randomized to receive ADVEXIN or methotrexate as monotherapy. Recurrent, refractory (end-stage) head and neck cancer is aggressive with a poor prognosis, making it unethical to treat patients with placebo as an additional comparator.

The primary efficacy endpoint was survival with superior safety and the secondary efficacy endpoint was tumor response with superior safety. All endpoints and populations were prospectively designated, before unblinding the database, and officially amended with the FDA in 2007 prior to starting the phase III analysis. Study results compared the patients as a whole for the entire ITT population and for patients based upon favorable or unfavorable p53 biomarker profiles. Biomarkers for p53 have been shown to be excellent predictors of efficacy following ADVEXIN therapy and define a different group of patients who may benefit from methotrexate. The prospectively identified p53 biomarker profiles in the phase III study confirmed results obtained from earlier hypothesis generating analyses of biomarker profiles data from previously reported phase II study data.

Biomarker analyses were conducted with pre-treatment samples on a completely blinded basis by an independent laboratory unaware of the clinical results. Approximately half of the study patients had pre-treatment tissue samples available for testing, which yielded statistically significant findings. Using statistical analysis, the clinical characteristics of the ITT and biomarker populations demonstrated that the samples are representative of the entire treatment population. Simple, readily available, immunohistochemisty (IHC) and gene sequencing tests are performed to determine p53 profiles. Patients’ p53 profiles are determined by analyzing protein expression levels and p53 mutational status. The simple tests are available in most clinics and hospitals to detect p53 abnormalities associated with the majority of all solid tumors.

ADVEXIN Significantly Improves Survival, Tumor Responses in p53 Favorable Profile Patients

The survival analysis of the biomarker population (n=67) demonstrates that ADVEXIN and methotrexate are effective in different groups of patients, depending upon their tumors’ p53 profile, indicating ADVEXIN’s clinical utility compared to methotrexate. ADVEXIN significantly increased survival in patients with p53 favorable biomarker profiles compared to patients with p53 unfavorable profiles (7.2 months vs. 2.7 months; p<0.0001). In contrast, methotrexate patients with p53 profiles favorable for Advexin treatment had a median survival of only 4.3 months. Methotrexate improved survival in a different group of patients with the complementary p53 biomarker profiles unfavorable for Advexin efficacy (median survival 5.9 vs. 2.7 months; p = 0.0112).

Favorable p53 biomarkers were also associated with a statistically significant increase in tumor responses to ADVEXIN. Tumor response was prospectively defined as complete response, partial response or stable disease. Similar to survival, ADVEXIN and methotrexate trigger tumor responses in different patient populations defined by p53 biomarkers. Among ADVEXIN-treated patients in the pivotal phase II and III trials (T201, T301), tumor response was 78.4 percent in patients with p53 favorable profiles compared to 26.8 percent of patients with p53 unfavorable profiles (p = 0.014). In contrast, the reverse associations were seen in methotrexate-treated patients and a higher proportion of responders were observed in patients with p53 unfavorable profiles (83.3 percent) compared to patients with p53 favorable profiles (52.4 percent).

ADVEXIN Effective Among ITT Population

As expected from the p53 biomarker profiles data indicating efficacy in different patients, there was no statistical difference in survival between ADVEXIN and methotrexate in the ITT population which included both p53 favorable and unfavorable patients in both study arms (median survival 6.1 vs. 4.4 months; p = 0.236).

The tumor response outcome based upon the ITT and p53 biomarker analyses met the study’s secondary efficacy endpoint, further demonstrating ADVEXIN’s medical benefit compared to methotrexate. For the ITT population receiving ADVEXIN, there was a statistically significant increase in survival for patients with tumor responses compared to non-responders (median survival for responders 7.6 months vs. non-responders 2.9 months, p = 0.0002). Consistent with the biomarker survival results, responses to ADVEXIN and methotrexate treatment occurred in different and complementary groups of patients. The association between tumor growth control response and increased survival was not statistically significant in the methotrexate ITT population (7.5 vs. 3.8 months; p=0.156).

ADVEXIN Has Exceptional Side-Effect Profile

In this phase III study, ADVEXIN has a superior safety profile compared to methotrexate. Methotrexate side effects can be life-threatening and more dangerous than the self-limiting side effects from ADVEXIN (fever, chills, and injection site discomfort or pain.). Common side effects from the study in methotrexate patients versus ADVEXIN patients, respectively:

  Lymphopenia (abnormally low levels of lymphocytes): 25.6 percent vs. 4.9 percent
  Stomatitis (inflammation of the mouth lining): 12.7 percent vs. 0 percent
  Leukopenia (decrease in white blood cells): 12.1 percent vs. 0 percent
  Neutropenia (abnormally low level of neutrophils): 12.1 percent vs. 3.1 percent
  Pneumonia: 10.9 percent vs. 1.6 percent

A patient death associated with methotrexate was reported, while no patient deaths were associated with ADVEXIN.

The overall safety data of ADVEXIN from more than 600 patients treated demonstrate that ADVEXIN is well tolerated with localized or self-limiting events (fever, chills, and injection site discomfort) seen most often. Typically, these side effects were effectively treated with over the counter medication (ie. acetaminophen).

About Biomarkers

Biomarkers are tests or measurements that predict response to treatment or increased survival following therapy. Introgen's molecular biomarkers include the identification of aberrant p53 function by standard assays performed by independent pathology laboratories worldwide that evaluate the sequence of p53 genes and abnormally elevated levels of p53 protein in tumor tissues. Introgen believes that application of p53 biomarkers can predict the patients who are most likely to benefit from ADVEXIN treatment. Similarly the biomarkers may also be used to predict which patients may benefit from other therapies and to identify patients that could be spared the side effects from toxic treatments unlikely to benefit the patient.

About ADVEXIN

ADVEXIN p53 therapy is a targeted molecular therapy with broad applicability in a wide range of tumor types and clinical settings because it targets one of the most fundamental and common molecular defects, abnormal p53 tumor suppressor function, associated with cancer initiation, progression and treatment resistance. ADVEXIN has demonstrated increased survival and tumor growth control in recurrent head and neck cancer patients. ADVEXIN has demonstrated clinical activity in a number of solid tumor types in multiple phase I, II and III clinical trials conducted worldwide. ADVEXIN is a registered trademark describing p53 therapy, developed by Introgen under exclusive worldwide licenses from The University of Texas M.D. Anderson Cancer Center.

Introgen Therapeutics, Inc. holds a licensing agreement with M. D. Anderson Cancer Center to commercialize products based on licensed technologies, and has the option to license future technologies under sponsored research agreements. The University of Texas System owns stock in Introgen. M. D. Anderson manages these arrangements in accordance with its conflict of interest policies.

Dr. Roth is a co-founder of Introgen, remains a shareholder and paid consultant to the company.

About Introgen

Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.

Forward-Looking Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its ADVEXIN clinical development programs for treatment of cancer and the use of biomarker data to support the regulatory approval of ADVEXIN and improve the care of patients. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

The data, opinions and conclusions presented in this release and in the above referenced ASGT presentation are preliminary. This information and additional relevant information have not yet been presented in their entirety to the U.S. Food and Drug Administration (FDA), European Medicines Evaluation Agency (EMEA) or other regulatory authorities; although we anticipate submitting materially all of this information to the FDA, EMEA and corresponding foreign authorities in the future.

Only the FDA, EMEA and corresponding regulatory agencies have the authority to approve pharmaceutical products. We cannot predict how such authorities may interpret the information contained in this release and the referenced ASGT presentation or may respond to our regulatory submissions.

Editor's Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at: www.introgen.com.

CONTACT:
Introgen Therapeutics, Inc.
Channing Burke, 512-965-0907
c.burke@introgen.com
or
BMC Communications
Marian Cutler, 973-517-0519
marian@bmccommunications.com